EXHIBIT 1.A.(3)(c)


                             COMMISSION SCHEDULE FOR
             PRUVIDER VARIABLE APPRECIABLE LIFE INSURANCE CONTRACTS

I. DISTRICT AGENCIES

     A. First year commissions on contracts issued on the following insureds:

                                              Commission as Percentage
              Insured                          of Scheduled Premiums
              -------                          ---------------------
             Under Age 60                               50%
             Age 60-69                                  45%
             Age 70-75                                  40%

     B. Commissions on renewal scheduled premiums in contract years two through four, whether paid or not, are 7%.

     C. On premiums paid in excess of the first scheduled premium, a commission of 3% will be paid until the client has paid premiums equal to ten years of scheduled premiums, and 2% thereafter.

II. The registered representatives of Prudential Securities, Inc. will be paid the following commissions on contracts they sell: the same as stated above for District Agencies for first year scheduled premiums, and 5% of the second through tenth year scheduled premiums. They will also be paid 3% of premiums paid in excess of scheduled premiums until the client has paid premiums equal to ten years of scheduled premiums, and 2% thereafter.

III. In the event a contract lapses or is surrendered within the first two contract years, a portion or all of the first year commission may be subject to recapture by Pruco Life Insurance Company. If the contract lapses at the end of year one, 30% of the commission is subject to recapture. A higher percentage of the first year commission may be recaptured on earlier lapses. A lower and decreasing portion of the first year commission is subject to recapture throughout the second contract year.

IV. The Contract may also be sold through other broker-dealers authorized by Prusec and applicable law to do so. Registered representatives of such other broker-dealers may be paid on a different basis than that stated above.

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